Exhibit (a)(12)


               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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

                                                                                                                           Six
                                                                                                                           Months
                                                                                                                           Ended
                                                                         Year Ended 30 September                           31 Mar
                                                        ---------------------------------------------------------------  ----------
                                                          1996          1997          1998          1999          2000      2001
                                                        -------       -------       -------       -------       -------  ----------
Earnings:

Income before extraordinary item and
 the cumulative effect of accounting
 changes:                                               $416.4       $429.3        $546.8        $450.5        $124.2      $230.2

Add (deduct):
 Provision for income taxes                              195.5        203.4         280.9         209.5          (7.5)      101.7

 Fixed charges, excluding capitalized
   interest                                              184.0        233.0         202.8         194.4         232.6       113.5

 Capitalized interest amortized during
  the period                                               9.4          8.3           7.4           6.1           6.6         3.6

 Undistributed earnings of less-than-
  fifty-percent-owned affiliates                         (40.6)       (31.1)        (25.3)        (44.5)        (32.1)      (13.6)
                                                         -----        -----         -----         -----         -----       -----
  Earnings, as adjusted                                 $764.7       $842.9      $1,012.6        $816.0        $323.8      $435.4
                                                        ======       ======      ========        ======        ======      ======


Fixed Charges:

Interest on indebtedness, including
 capital lease obligations                              $171.7       $217.8        $186.7        $175.4        $210.3      $104.1

Capitalized interest                                      20.0         20.9          18.4          24.7          19.7         5.7

Amortization of debt discount premium
 and expense                                               1.5          1.8           1.9           1.3           3.1        (0.4)

Portion of rents under operating leases
 representative of the interest factor                    10.8         13.4          14.2          17.7          19.3         9.8
                                                        ------       ------        ------        ------        ------      ------
  Fixed charges                                         $204.0       $253.9        $221.2        $219.1        $252.4      $119.2
                                                        ======       ======        ======        ======        ======      ======
Ratio of Earnings to Fixed Charges:                        3.7          3.3           4.6           3.7           1.3         3.7
                                                        ======       ======        ======        ======        ======      ======
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